SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 30, 2009
UNIVERSAL ELECTRONICS INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-21044	33-0204817
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation or organization)		Identification No.)
6101 Gateway Drive
Cypress, California 90630
(Address of principal executive offices, with Zip Code)
(714) 820-1000
(Registrant’s telephone number, including area code):
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	1
SIGNATURES	2

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) On October 30, 2009, the Board of Directors of Universal Electronics Inc. (“UEI”) appointed Carl E. Vogel to serve on its Board of Directors as a Class II Director, effective October 30, 2009. There is no arrangement or understanding pursuant to which Mr. Vogel was selected as a director, and there are no related party transactions between UEI and Mr. Vogel that are reportable under Item 404(a) of Regulation S-K. In addition, Mr. Vogel was appointed to the Audit Committee of the Board of Directors at which time Mr. J.C. Sparkman left the Audit Committee. Mr. Vogel will receive compensation in accordance with the 2004 Director Compensation Plan (adopted by UEI’s stockholders in June 2004) (“2004 Plan”), pursuant to which each Class II Director is to receive an annual cash retainer equal to $25,000 (or $6,250 quarterly), a fee of $1,500 for each board meeting attended in excess of four each year (determined fiscally), a fee of $1,000 for each committee meeting attended, an annual fee of $10,000 for each committee chaired, and an annual award of 5,000 shares of our Common Stock which vest ratably each quarter. Mr. Vogel’s compensation will be prorated in accordance with the 2004 Plan from his date of appointment, namely October 30, 2009. In addition, consistent with past practice for Class II Directors, on October 30, 2009, the Board of Directed granted Mr. Vogel options to acquire 20,000 shares of UEI Common Stock in accordance with UEI 2006 Stock Incentive Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Electronics Inc.
Date: November 5, 2009	By:	/s/ Bryan Hackworth
Bryan Hackworth
Chief Financial Officer (Principal Financial Officer)